Exhibit 99.1

For further information, contact:

Rebecca J. Demy, Chief Accounting Officer

Office:  (503) 257-8766, Ext. 455

Fax:  (503) 251-5473 / E-mail: rebeccademy@trm.com

TRM Announces Financial Results for First Quarter 2003

Portland, Oregon: May 5, 2003 — TRM Corporation (NASDAQ: TRMM) today reported net income for the quarter ended March 31, 2003 of $753,000 ($.11 per share, or $.05 per share after preferred dividends) compared to a net loss of $337,000 (($.05) per share, or ($.10) per share after preferred dividends) for the same period in 2002.

Net sales grew to $18.7 million, representing an increase of $1.6 million (or 9.2%) when compared to the first quarter of 2002, attributable primarily to unit expansion and higher pricing throughout the Company’s ATM network.  ATM operations produced net sales of $7.4 million during the first quarter of 2003, representing an increase of $2.5 million (or 52.0%) as compared to the same period in the prior year.  Photocopy net sales were $10.7 million for the quarter ended March 31, 2003, down from $11.6 million during the same quarter of 2002.  This decrease reflects, in part, extreme weather conditions experienced in the Northeastern United States during the first two months of 2003.

Operating income increased to $1.8 million for the first quarter as compared to $100,000 for the same period in 2002, and income from continuing operations increased to $1.3 million as compared to a loss from continuing operations of $199,000 for same quarter in 2002.  Labor expense for the first quarter declined approximately $700,000 to $5.4 million when compared to the same period in 2002.  At March 31, 2003, the Company’s ATM network consisted of 3,100 revenue-generating machines deployed throughout the United Kingdom and United States which represents an increase of 652 ATM machines when compared to the same date in 2002.  Photocopy locations at March 31, 2003 totaled 27,900, a decrease of 1,261 locations when compared to the same date in 2002 related primarily to elimination of non-profitable locations.

In March 2003, the Company and its primary lender (Bank of America N.A.) executed a new loan commitment to replace the Company’s current revolving loan on substantially more favorable terms, including a reduction in interest rate. The new facility includes a $15,000,000 three year term loan and a $4,000,000 revolving line of credit.  Pending closing, maturity of the Company’s existing loan has been extended through June 30, 2004.

In April 2003, Deutsche Zentral-Genossenschaftsbank (DZ Bank) approved a request to increase cash available for use in TRM’s ATM network from $30 million to $50 million.  The additional

$20 million cash facility will be available to support continued growth as may be needed from time to time.

FORWARD LOOKING STATEMENTS

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statement.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, in the forward-looking statements, such as consumer demand for the Company’s services; access to capital; maintaining satisfactory relationships with the Company’s banking partners; technological change; the ability of the Company to control costs and expenses; competition and the Company’s ability to successfully implement its planned growth.  Additional information on these factors, which could affect the Company’s financial results, is included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement.  Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

-Attachments 1, 2 and 3 follow-

Attachment 1

TRM Corporation
Consolidated Results of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	03-31-02	03-31-03

Sales	$20,616	$22,414
Sales discounts	3,495	3,726

Net sales	17,121	18,688
Cost of sales	10,567	11,086

Gross profit	6,554	7,602
Selling, general and administrative expense	6,454	5,799
Operating income	100	1,803

Other expense:
Interest	444	330
Other, net	(73)	213
Income (loss) before minority interest	(271)	1,260

Minority interest in losses of consolidated subsidiary	72	—

Income (loss) from continuing operations before income taxes	(199)	1,260
Provision (benefit) for income taxes	(126)	507
Income (loss) from continuing operations	(73)	753

Loss from discontinued operations	(264)	—

Net income (loss)	$(337)	$753

BASIC AND DILUTED PER SHARE INFORMATION:

Net income (loss) from continuing operations	$(73)	$753
Preferred stock dividends	(375)	(375)
Net income (loss) from continuing operations available to common shareholders	$(448)	$378

Basic and diluted shares outstanding	7,060	7,060

Basic and diluted income (loss) per share from continuing operations	$(0.06)	$0.05
Basic and diluted loss per share from discontinued operations	(0.04)	0.00

Basic and diluted net income (loss) per share	$(0.10)	$0.05

Attachment 2

TRM Corporation
Consolidated Balance Sheets
(In thousands)

	December 31, 2002	March 31, 2003
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,127	$2,436
Accounts receivable, net	6,084	6,276
Inventories, net	947	887
Prepaid expenses and other	778	850
Deferred tax asset	876	198
Total current assets	10,812	10,647

Equipment, less accumulated depreciation	67,916	67,286
Intangible assets, less accumulated amortization	72	72
Other assets	1,773	1,634
Total assets	$80,573	$79,639

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$2,231	$2,838
Accrued expenses	7,932	5,754
Income taxes payable	3	—
Current portion of litigation settlement	1,050	1,750
Current portion of long-term debt	21	21
Current portion of obligations under capital leases	1,508	2,106
Total current liabilities	12,745	12,469

Litigation settlement	738	—
Long-term debt	16,709	14,952
Obligations under capital leases	2,579	3,744
Deferred tax liability	2,203	2,182
Other long-term liabilities	128	116
Preferred dividends payable	3,377	3,752
Total liabilities	38,479	37,215

Shareholders’ equity:
Preferred stock	$19,798	$19,798
Common stock	19,026	19,026
Additional paid-in capital	63	63
Accumulated other comprehensive loss	(738)	(786)
Retained earnings	3,945	4,323
Total shareholders’ equity	42,094	42,424
	$80,573	$79,639

Attachment 3

TRM Corporation
Supplemental Data
(In thousands)
(Unaudited)

Three Months Ended

	03-31-02	03-31-03
Net Sales:
Photocopy	$11,621	$10,696
ATM	4,862	7,390
S-3 Corporation	638	602
	$17,121	$18,688

Income (loss) before interest, taxes, and minority interest:
Photocopy	$1,388	$1,443
ATM	(1,399)	153
S-3 Corporation	(80)	(10)
	$(91)	$1,586